Exhibit (23)-2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (No. 333-70953, No. 333-72747, No. 333-58170, No. 333-123397, No. 333-123398, No. 333-133050, and No. 333-134561) on Form S-8 and (No. 333-135684, No. 333-136419, No. 333-142533, and No. 333-146020) on Form S-4 of Superior Bancorp and subsidiaries of our report dated March 16, 2007 relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Superior Bancorp and subsidiaries for the year ended December 31, 2007.
/s/ Carr, Riggs & Ingram, LLC
Dothan, Alabama
March 14, 2008